Exhibit 99.1

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

Media Contacts:

Les Goldman 202-841-7909	Beverly Jedynak 312-943-1123
lgoldman@nwbio.com	bjedynak@janispr.com

NW BIO'S PATENT PORTFOLIO FURTHER EXPANDED WITH

MANUFACTURING AUTOMATION PATENT

Capital Costs And Manufacturing Time Reduced; Potency And Purity Increased

BETHESDA, MD, September 10, 2013 -- Northwest Biotherapeutics (NASDAQ: NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced today that it has been issued another key U.S. patent (#8,518,636) covering a next generation process for manufacturing lower cost human dendritic cells of both a higher quality and higher reliability.

This next generation system has already been cleared by FDA for use in the manufacturing for NW Bio’s clinical trials. These systems are now in use producing the vaccines which already have been injected into the tumors of DCVax-Direct patients.

This next generation process automates certain crucial stages of the manufacturing process within a self-contained, system. Automating some or all of the production process within such a system can eliminate the need for today's extremely expensive “GMP” clean rooms (with, for example, special air handling to maintain sterile air in an entire building). Eliminating the special costs for such clean rooms will further enhance product economics, allowing wider margins and pricing flexibility.

At the heart of this next generation manufacturing advance are Tangential Flow Filtration machines, or TFF for short. These machines and associated disposable sets provide an automated, closed system for the crucial stages of the manufacturing process isolating the particular immune cells that become the dendritic cells in the Company’s DCVax products.

Most significantly, the dendritic cells produced through this next generation system, are manufactured using procedures which are more closely related to what one finds in nature. The result is increased potency of the dendritic cells (which are the active agent in the DCVax products).

As such, full implementation of the TFF can be another major step forward in advancing immune therapies, and help to position the manufacturing of DCVax products for potential commercial scale-up when the time comes.

“Ongoing development of our technologies for cost reduction and simultaneous enhancements in quality continues to strengthen our competitive position,” commented Linda Powers, CEO of NW Bio. “The TFF system provides major advantages in this regard, and the issuance of this latest patent is a significant addition to our portfolio of over 180 issued and pending patents worldwide.”

Dr. Marnix Bosch, one of the inventors on this line of patents, says: “We have approached the issues of dendritic cell manufacturing from a process-improvement perspective, and the material covered in these issued patents takes advantage of the natural biology of dendritic cells and their precursors, thereby allowing us to produce more potent dendritic cells in a more efficient and automated system.”

NW Bio holds numerous related international patents in Australia, Japan, New Zealand, Russia, China, South Korea, Mexico and other countries.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the U.S. and Europe. The Company has a broad platform technology for DCVax dendritic cell-based vaccines. The Company’s lead program is a 312-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal brain cancer. The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers. The Company has also conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company’s ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company’s products will demonstrate safety and efficacy. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.